Exhibit 5



                              October 28, 1996


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Dear Sir/Madam:

      As Assistant General Counsel of Poe & Brown, Inc. (the "Registrant"), I am familiar with the preparation and filing of the Registrant's Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on or about October 15, 1996, pursuant to which the Registrant proposes to issue up to 400,000 shares of its common stock, par value $.10 per share ("Registrant's Common Stock"), pursuant to the Poe & Brown, Inc. Stock Performance Plan (the "Plan").

     I have reviewed the Plan and the Registration Statement, and have examined and am familiar with the documents, corporate records and other instruments of the Registrant relating to the proposed issuance of the Registrant's Common Stock which I deem relevant and which form the basis of the opinion hereinafter set forth.

      I am of the opinion that under the laws of the State of Florida, the jurisdiction in which the Registrant is incorporated and the jurisdiction in which the Registrant has its principal office, upon the issuance of the shares of the Registrant's Common Stock pursuant to the aforesaid Registration Statement, all such shares when so issued will be duly authorized, validly issued and outstanding, and will be fully paid and non-assessable.

     The undersigned counsel to the Registrant hereby consents to the use of my opinion as Exhibit 5 to the aforesaid Registration
Statement.

                              Sincerely yours,

                              POE & BROWN, INC.

                              /s/ James L. Olivier

                              James L. Olivier
JLO/jag